Exhibit 16.1

MOORE & ASSOCIATES, CHARTERED
ACCOUNTANTS AND ADVISORS

PCAOB REGISTERED

August 7, 2009

U. S. Securities and Exchange Commission
450 Fifth Street NW
Washington DC  20549

Re:   Principal Capital Group, Inc.

Dear Sirs:

We were previously the principal auditors for Principal Capital Group, Inc. and we reported on the financial statements of Principal Capital Group, Inc. for the period from inception, March 14, 2002 to June 16, 2009.  We have read Principal Capital Group, Inc.'s statements under Item 4 of its Form 8-K, dated August 3, 2009, and we agree with such statements.

For the most recent fiscal period through to August 7, 2009, there have been no disagreements between Principal Capital Group, Inc. and Moore & Associates, Chtd. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Moore & Associates, Chtd. would have caused it to make a reference to the subject matter of the disagreement in connection with its reports.

Yours truly,

/s/ Moore & Associates, Chartered

Moore & Associates, Chartered
Las Vegas, Nevada

6490 West Desert Inn Road, Las Vegas, NV 89146
(702) 253-7499 Fax (702) 253-7501